CONFIDENTIAL TREATMENT

EXHIBIT 10.62

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO REGISTRANT’S APPLICATION OBJECTING TO DISCLOSURE AND REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24b-2; THE OMITTED PORTIONS HAVE BEEN MARKED WITH BRACKETS

TERMINATION AGREEMENT

This Termination Agreement (“Termination Agreement”) is made as of the 18th day of March, 2005, by and between Chevron Phillips Chemical Company LP (“CPChem”), a Delaware limited partnership, and Radnor Chemical Corporation (“RCC”); StyroChem US., Ltd. (“SUS”); StyroChem Canada, Ltd (“SCL”); StyroChem Finland Oy (“SCF”); WinCup Texas, Ltd. (“WinCup Texas”); and WinCup Holdings, Inc. (“WinCup”) (“RCC”, “SUS”, “SCF”, “WinCup Texas”, “WinCup” and “SCL” are collectively referred to as “Purchaser”).

WHEREAS, Chevron Chemical Company LLC, predecessor to CPChem, and RCC, SUS, SCL and WinCup entered into a certain Styrene Monomer Contract of Sale, dated December 5, 1996, and amended October 1, 1998, and January 1, 2001 (as amended, the “Previous Agreement”).

WHEREAS, Purchaser and CPChem subsequently entered into an Amended and Restated Contract of Sale, dated November 7, 2003, which amended and restated the terms of the Previous Agreement. (such amended contract referred to as the “Agreement”).

WHEREAS, CPChem filed a claim against the Purchaser in the District Court of Montgomery County, Texas on October 18, 2004, and bearing Cause No. 04-09-07417-CV (the “Claim”).

WHEREAS, CPChem and Purchaser have decided that it is in their respective best interests to settle all disputes that were involved in the Claim without further recourse to the legal system and to terminate the Agreement, in accordance with the terms set forth below.

NOW, THEREFORE, in consideration of the premises and for the mutual benefit of the parties as well as for other good and valuable consideration, CPChem and Purchaser agree as follows:

1. Purchaser hereby agrees to pay to CPChem, as consideration for the termination of the Agreement, the amount of $[                 ]

; provided, however, the Termination Payment shall be paid in full no later than August 1, 2005.

2. Upon CPChem’s receipt of the full Termination Payment as set forth in Section 1 above, the Agreement shall be terminated and shall have no further force and effect. Until such time as the Termination Payment is made in full, the obligations of CPChem and Purchaser under the Agreement shall remain in full force and effect.

3. In further consideration of the receipt of the Termination Payment and termination of the Agreement,

(a) CPChem, for itself and its officers, directors, successors, and assigns, hereby releases, acquits, and forever discharges Purchaser, its officers, directors, successors, assigns, subsidiaries, and affiliates from any and all claims or causes of action of any kind whatsoever, at common law, statutory, or otherwise, which CPChem has or might have, known or unknown, now existing or which may hereafter accrue, which in any way, directly or indirectly, relates to or arises under the Agreement, including, but not limited to, any such claims or causes of action related to the subject matter of the Claim; provided, however, that this release does not release (i) any indemnity obligations of Purchaser set forth in the Agreement, and (ii) any claims that might arise hereafter for breach of this Termination Agreement. Further, CPChem shall cause to be filed a notice of non suit with prejudice with respect to the Claim; and

(b) Purchaser, for itself and its officers, directors, successors, and assigns, hereby releases, acquits, and forever discharges CPChem, its officers, directors, successors, assigns, subsidiaries, and affiliates from any and all claims or causes of action of any kind whatsoever, at common law, statutory, or otherwise, which Purchaser has or might have, known or unknown, now existing or which may hereafter accrue, which in any way, directly or indirectly, relates to or arises under the Agreement, including, but not limited to, any such claims or causes of action related to the subject matter of the Claim; provided, however, that this release does not release (i) any indemnity obligations of CPChem set forth in the Agreement, and (ii) any claims that might arise hereafter for breach of this Termination Agreement.

4. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles. This Termination Agreement shall be binding upon and inure to the benefit of, the respective heirs, successors and permitted assigns of the parties hereto. This Termination Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Termination Agreement may be amended only by written instrument executed by the parties hereto and may not be changed, terminated, or modified orally. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Termination Agreement. This Termination Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.

In WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representative thereunto duly authorized, all as of the date set forth above.

Radnor Chemical Corporation		Chevron Phillips Chemical Company LP

By:	/s/ Michael T. Kennedy	By:	/s/ J. M. Parker
Title:	President	Title:	Senior Vice President
Date:	March 18, 2005	Date:	March 17, 2005

StyroChem U.S., Ltd.		StyroChem Canada, Ltd.

By:	/s/ Michael T. Kennedy	By:	/s/ Michael T. Kennedy
Title:	President	Title:	President
Date:	March 18, 2005	Date:	March 18, 2005

StyroChem Finland Oy		WinCup Texas, Ltd.

By:	/s/ Michael T. Kennedy	By:	/s/ Michael T. Kennedy
Title:	Director	Title:	President
Date:	March 18, 2005	Date:	March 18, 2005

WinCup Holdings Inc.

By:	/s/ Michael T. Kennedy
Title:	President
Date:	March 18, 2005